UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact name of registrant as specified in its charter)

The Netherlands
(State or other jurisdiction of incorporation)

1-12815	98-0420223
(Commission File Number)	(I.R.S. Employer Identification No.)

Prinses Beatrixlaan 35
2595 AK The Hague
The Netherlands	N.A.
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 31 70 373 2010

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On Friday, June 30, 2017 (the “Closing Date”), Chicago Bridge & Iron Company N.V. (“CB&I”), through one of its subsidiaries, The Shaw Group Inc. (the “Seller”), completed the sale of its Capital Services operations, which are primarily comprised of CB&I’s former Capital Services reportable segment (the “Capital Services Operations”) to CSVC Acquisition Corp. (the “Buyer”), an affiliate of the private equity firm Veritas Capital. The Capital Services Operations provide comprehensive and integrated maintenance services, environmental engineering and remediation, construction services, program management, and disaster response and recovery services for private-sector customers and governments.

Under the purchase agreement between the Buyer and Seller (the “Parties”) dated February 27, 2017 (the “Purchase Agreement”), the Parties agreed to an initial purchase price of $755 million, subject to certain adjustments, including a working capital adjustment. Prior to the Closing Date, the Parties entered into amendments to the Purchase Agreement to, among other things, reduce the purchase price to $700 million. As a result, and after giving effect to an estimated working capital adjustment and transaction costs, the Seller anticipates net proceeds from the transaction of approximately $650 million (the “Estimated Net Sales Proceeds”). CB&I will record an additional non-cash pre-tax charge of approximately $50 million in the second quarter of 2017 to account for the change in purchase price. The pro forma financial information discussed in Item 9.01(b) of this report is incorporated by reference into this Item 2.01.
The amendments to the Purchase Agreement, and a copy of the June 30, 2017 press release announcing the closing of the sale of the Capital Services Operations, are included as Exhibits 10.1, 10.2 and 99.1, to this report.

Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Information

We previously reported our Capital Services Operations as a discontinued operation within our unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2017, and Condensed Consolidated Balance Sheet as of March 31, 2017, in our first quarter 2017 Form 10-Q filed with the U.S. Securities and Exchange Commission on May 10, 2017. Had the transaction to dispose of our Capital Services Operations occurred on March 31, 2017, our Condensed Consolidated Balance Sheet as of March 31, 2017 would have reflected the removal of the current assets and current liabilities of discontinued operations of $915.3 million and $258.8 million, respectively, and a reduction in our outstanding debt by an amount equal to the Estimated Net Sales Proceeds.
We have included the pro forma effect of the sale of our Capital Services Operations in our Pro Forma Statements of Operations for the years ended December 31, 2016, 2015 and 2014 in Exhibit 99.2 to this report.

(d)	Exhibits

10.1 – Amendment to Purchase Agreement dated June 18, 2017
10.2 – Letter Amendment to Purchase Agreement dated June 30, 2017. The schedules to the Letter Amendment have been omitted pursuant to Item 601 (b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.
99.1 – Press Release dated June 30, 2017
99.2 – Pro Forma Statements of Operations for the years ended December 31, 2016, 2015 and 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
		By:	Chicago Bridge & Iron Company B.V.
		Its:	Managing Director

Date:	July 6, 2017	By:	/s/ Michael S. Taff
Michael S. Taff Managing Director (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Amendment to Purchase Agreement dated June 18, 2017
10.2	Letter Amendment to Purchase Agreement dated June 30, 2017. The schedules to the Letter Amendment have been omitted pursuant to Item 601 (b) of Regulation S-K.
99.1	Press Release dated June 30, 2017
99.2	Pro Forma Statements of Operations for the years ended December 31, 2016, 2015 and 2014